Exhibit 10.1

Confidential

November 25, 2024

Foxx Development Holdings Inc.

15375 Barranca Parkway, Suite C106

Irvine, CA 92618

John Chiang

I/C/O 15375 Barranca Parkway, Suite C106

Irvine, CA 92618

Dear Mr. Chiang,

We are pleased to advise you that we are interested in having you serve as an independent director of the Board of Directors of Foxx Development Holdings Inc. (“PubCo”), to commence on the date hereof. This is contingent upon (i) your completion and our review of the enclosed Questionnaire (“D&O Questionnaire”); (ii) confirmation that you would be deemed to be an “independent director” under applicable Nasdaq rules, and (iii) formal approval of your appointment by the Board of Pubco.

Directors will be compensated by a combination of annual cash payments and equity awards. Although the Pubco Board will determine the specifics of the non-employee director policy at a later time, we anticipate that the annual cash compensation will be approximately $100,000 per year. In addition, Pubco will procure director and officer liability insurance, and we anticipate that Pubco will enter into indemnity agreements with its directors.

If you accept, we will need to obtain an SEC code for you with respect to the SEC filings that will need to be made to disclose your position as a director. This invite is submitted to you with the understanding that you will comply with all applicable policies, codes and charters of Pubco. Copies of the policies, codes and charters will be provided to you as soon as they are finalized, prior to the Business Combination.

Finally, if you are appointed, you will serve on the Board until your successor is elected or appointed and qualified, or until your earlier departure from the board. Kindly confirm that you know of no reason why you would be precluded from serving as a member of the Board or any of its committees, either because of existing competition restrictions or fiduciary duty obligations or otherwise, or whether you believe that you would not be deemed to be independent under the Nasdaq rules. I have attached a copy of the applicable rules to this letter.

If you have questions, do not hesitate to contact us. We are excited about the possibility of having you join us and look forward to receiving your acceptance, consent and agreement by signature below!

Sincerely,

Signature:	/s/ Joy Yi Hua

Joy Yi Hua

Foxx Development Holdings Inc.

Accepted and Agreed:

Signature:	/s/ John Chiang

Name: John Chiang

General independence factors under Nasdaq Listing Rule 5605(a)(2):

“Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For purposes of this rule, “Family Member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The following persons shall not be considered independent:

(A)	a director who is, or at any time during the past three years was, employed by the Company;

(B)	a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for board or board committee service;

(ii)	compensation paid to a Family Member who is an employee (other than an Executive Officer) of the Company; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

Provided, however, that in addition to the requirements contained in paragraph (B), audit committee members are also subject to additional, more stringent requirements under Rule 5605(c)(2).

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an Executive Officer;

(D)	a director who is, or has a Family Member who is, a partner in, or a controlling Shareholder or an Executive Officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in the Company’s securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(E)	a director of the Company who is, or has a Family Member who is, employed as an Executive Officer of another entity where at any time during the past three years any of the Executive Officers of the Company serve on the compensation committee of such other entity; or

(F)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

(G)	in the case of an investment company, in lieu of paragraphs (A)-(F), a director who is an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940, other than in his or her capacity as a member of the board of directors or any board committee.

Additional independence requirement for audit committee members under Rule 10A- 3(b)(1) under the Securities Exchange Act:

Independence requirements for non-investment company issuers. In order to be considered to be independent for purposes of this paragraph (b)(1), a member of an audit committee of a listed issuer that is not an investment company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee:

(A)	Accept directly or indirectly any consulting, advisory, or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or

(B)	Be an affiliated person of the issuer or any subsidiary thereof. [includes 10% shareholder]